Exhibit 23.1

kpmg LLP Bay Adelaide Centre 333 Bay Street, Suite 4600 Toronto, ON M5H 2S5 Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Seabridge Gold Inc.

We consent to the use of:

●	our report dated March 24, 2022 on the consolidated financial statements of Seabridge Gold Inc (the “Entity”) which comprise the consolidated statements of financial position as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively the “consolidated financial statements”), and

●	our report dated March 24, 2022 on the effectiveness of the Entity’s internal control over financial reporting as of December 31, 2021 each of which is included in the Annual Report on Form 40-Fof the Entity for the fiscal year ended December 31, 2021.

We also consent to the incorporation by reference of such reports in the Registration Statement No. 333-251081 on Form F-10, and No. 333-211331 on Form S-8 of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

March 24, 2022

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.